EXHIBIT 99.1

PRESS RELEASE                                          Source: Genio Group, Inc.

GENIO COMPLETES $1.5 MILLION PRIVATE PLACEMENT
Thursday July 22, 6:23 pm ET

NEW YORK--(BUSINESS WIRE)--July 22, 2004--Genio Group, Inc. (OTCBB:GNOI - News), a developer and marketer of innovative entertainment and leisure products for kids, announced today that it has completed a $1.5 million private placement with Crestview Capital Master, LLC, a fund of Northbrook, IL-based Crestview Capital Funds. The investment consists of $1.5 million of 8% convertible debentures. The debentures are convertible at a price of $0.50 per share. Proceeds from the funding will support Genio's working capital needs as well as certain growth initiatives.

In conjunction with the private placement, Crestview was also issued five-year warrants to purchase 900,000 shares of Genio Common stock at an exercise price of $0.80 per share and five-year warrants to purchase 900,000 shares of Genio Common stock at an exercise price of $1.00 per share. Quarterly interest payments for the debentures can be made in cash or in common stock, provided Genio has met all requirements of the debentures, including prior notice of its intention to utilize stock to fund its interest payments. The first quarterly interest payment is due September 30, 2004.


As part of the transaction, Crestview has also committed to a follow-on investment of comparable size (at terms based on a share price to be determined at that time) provided Genio meets certain monthly operational milestones.


About Genio Group


Genio Group, Inc., is an innovative developer and creative marketer of entertainment and leisure products for kids, including collectible trading cards based on Marvel Super Heroes(TM), including Spider-Man(TM), The Incredible Hulk(TM), X-Men(TM), Daredevil(TM) and the Fantastic Four(TM) and a trading card game based on Mighty Beanz(TM) collectible characters. Genio products are available through a range of leading U.S. retailers including Wal-Mart, Target, CVS, K-Mart, Toys-R-Us, Eckerd and Walgreens, as well as abroad in selected markets. For more information about Genio Group, visit www.genioinc.com.


Marvel and all related character names are TM & (C) 2004 Marvel Characters, Inc. All rights reserved. Super Heroes is a co-owned registered trademark.


Mighty Beanz and all related character names are TM & (C) 2004 Moose Enterprises PTY Ltd. All rights are reserved.


Except for any historical information that they contain, the statements in this news release regarding Genio Group, Inc.'s plans are forward-looking statements that are subject to certain risks and uncertainties, including, but not limited to, those relating to product demand, pricing, market acceptance, the effect of economic conditions, and intellectual property rights and the outcome of competitive products, risks in product development, risks of non-payment by distributors to Genio Group for purchase of our products and inability of Genio Group to reach agreements with distributors for distribution of our products in domestic and foreign countries and other factors discussed from time to time in Genio Group, Inc.'s Securities and Exchange Commission filings. Genio Group, Inc. undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.


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Contact:
     Jaffoni & Collins
     Richard Land/Karin Oloffson, 212-835-8500 gnoi@jcir.com